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Exhibit 99(b)(6)

FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        This Amendment, dated as of August 15, 2002, is made by and among CPS DISTRIBUTORS, INC., a Colorado corporation, WATER SYSTEMS, INC., a Wyoming corporation, and WESTERN PIPE SUPPLY CO., INC., a Colorado corporation (referred to herein collectively as the "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender"), successor to Wells Fargo Bank West, National Association, formerly known as Norwest Bank Colorado, National Association.

Recitals

        The Borrower and the Lender are parties to a Second Amended and Restated Credit Agreement dated as of May 24, 1999, as previously amended (the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

        The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.    Defined Terms.    Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

          (a)   In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

            "Accounts" means all of the Borrower's accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person's interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

            "Collateral" means all of the Borrower's Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; and (vii) proceeds of any and all of the foregoing.

            "Inventory Advance Rate" means, at all times up to and including November 30, 2003, 60%; and thereafter, 50%.

            "Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

            "Maturity Date" means June 30, 2004.

            "Maximum Line" means $5,750,000.

            "Revolving Note" means the Borrower's Third Amended and Restated Revolving Note substantially in the form of Exhibit A to the Fifth Amendment to Second Amended and Restated Credit Agreement.

          (b)   Section 1.1 of the Credit Agreement is further amended by changing the phrase "50% of Eligible Inventory" in clause (b) (iii)(A) of the definition of "Borrowing Base" to read "the product of Eligible Inventory multiplied by the Inventory Advance Rate".

          (c)   Section 1.1 of the Credit Agreement is further amended by amending clause (e) of the definition of "Eligible Accounts" to read as follows:

            "(e) Accounts owed by an account debtor located outside the United States or Canada which are not (i) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender's possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (ii) insured under a policy of receivables insurance naming the Lender as loss payee and secured party and acceptable to the Lender in all respects, in its sole discretion;"

        2.    Use of Proceeds.    Section 2.11 of the Credit Agreement is hereby amended by adding the following new sentence to the end thereof:

          "Up to $1,000,000 in proceeds of Revolving Advances, may be distributed to the Guarantor to repurchase up to 2,500,000 shares of the common stock of the Guarantor currently held by the existing shareholders of the Guarantor. The amount of such distribution shall not exceed $1,000,000."

        3.    Commercial Tort Claims.    Section 2.15 of the Credit Agreement is amended by adding the following new sentence at the end thereof: "Upon request by the Lender, the Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person."

        4.    Financing Statements.    Section 2.20 of the Credit Agreement is amended by adding the following new sentence before the first sentence of that Section:

          "The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as 'all personal property' or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest."

        5.    Commercial Tort Claim Reporting.    Section 5.01 of the Credit Agreement is amended by adding the following new subsection (m) at the end thereof:

          "(m) Commercial Tort Claims.    Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower's damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request."

        6.    No Unlawful Amendments.    Section 6.01 of the Credit Agreement is amended by adding the following new sentences at the end thereof:

          "The Borrower will not amend any financing statements showing the Lender as Secured Party or Assignee, or any other financing statements that are filed in favor of the Lender, except as permitted by law. Any authorization by the Lender to any Person to amend any such financing statements shall be in writing."

        7.    No Unlawful Amendments.    Section 8.10 of the Credit Agreement is amended to read in its entirety as follows:

          "Section 8.10 Arbitration.

          (a)    Arbitration.    The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

          (b)    Governing Rules.    Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

          (c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure.    The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

          (d)    Arbitrator Qualifications and Powers.    Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (e)    Discovery.    In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

          (f)    Class Proceedings and Consolidations.    The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

          (g)    Payment Of Arbitration Costs And Fees.    The arbitrator shall award all costs and expenses of the arbitration proceeding.

          (h)    Miscellaneous.    To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties."

        8.    No Other Changes.    Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

        9.    Consent to Redemption.    The Lender hereby consents to the distribution by the Borrower of up to $1,000,000 to the Guarantor, to enable the Guarantor to repurchase shares of its common stock from its existing shareholders, which redemption must be completed on or before November 15, 2002. This consent does not constitute a consent to any future transaction, whether or not similar to the described transaction.

        10.    Origination Fee.    The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $1,875 in consideration of the Lender's execution and delivery of this Amendment.

        11.    Conditions Precedent.    This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

          (a)   The Revolving Note, duly executed on behalf of the Borrower.

          (b)   The Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by the Guarantor.

          (c)   A Certificate of the Secretary of the Borrower certifying as to the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment.

          (d)   Payment of the fee described in Paragraph 10.

          (e)   Such other matters as the Lender may require.

        12.    No Waiver.    The execution of this Amendment and acceptance of the Note and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

        13.    Release.    The Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

        14.    Costs and Expenses.    The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 10 hereof.

        15.    Miscellaneous.    This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION
By

Its

CPS DISTRIBUTORS, INC.
By

Its

WATER SYSTEMS, INC.
By

Its

WESTERN PIPE SUPPLY CO., INC.
By

Its

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

        The undersigned, a guarantor of the indebtedness of CPS Distributors, Inc., Water Systems, Inc. and Western Pipe Supply Co., Inc. (referred to herein collectively as, the "Borrower") to Wells Fargo Bank, National Association (the "Lender"), as successor to Wells Fargo Bank West, National Association, pursuant to a Guaranty dated as of May 24, 1999 (the "Guaranty"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 13 of the Amendment) and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower's present and future indebtedness to the Lender.

HIA, INC.
By

Its

Exhibit A to Fifth Amendment to
Second Amended and Restated Credit Agreement

THIRD AMENDED AND RESTATED REVOLVING NOTE

$5,750,000	Denver, Colorado

August 15, 2002

        For value received, the undersigned, CPS DISTRIBUTORS, INC., a Colorado corporation, WATER SYSTEMS, INC., a Wyoming corporation and WESTERN PIPE SUPPLY CO., INC., a Colorado corporation (collectively, the "Borrower"), hereby jointly and severally promise to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender"), at its main office in Denver, Colorado, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement ( defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed in a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Second Amended and Restated Credit and Security Agreement dated as of May 24, 1999 (as the same may be amended, supplemented or restated from time to time, the "Credit Agreement") by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

        This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is issued in replacement of and substitution for, but not in repayment of, the Borrower's Second Amended and Restated Revolving Note dated as of December 12, 2000, payable to the order of Wells Fargo Bank West, National Association, in the original principal amount of $5,000,000. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

        The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

        Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

CPS DISTRIBUTORS, INC.
By:

Its:

WATER SYSTEMS, INC.
By:

Its:

WESTERN PIPE SUPPLY CO., INC.
By:

Its:

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  Exhibit 99(b)(6)